Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-151155, including any amendments thereto) of our report dated February 9, 2007, relating to the consolidated combined statements of operations, cash flows and changes in owners’ equity of the Combined Predecessor Entities (the “Company”), as defined in Note 1 to the consolidated combined financial statements, for the year ended December 31, 2006, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ UHY LLP

Houston, Texas

February 26, 2009